Exhibit 99.1

Antero Resources Names New Director and Chairman of Audit Committee

Denver, Colorado, September 3, 2013—Antero Resources Corporation (Antero) today announced the appointment of Richard W. Connor to its board of directors.  Mr. Connor has also been appointed to serve as chairman of the Company’s audit committee.

Prior to his retirement in 2009, Mr. Connor was an audit partner with KPMG LLP where he principally served publicly-traded clients in the energy, mining, telecommunications and media industries for 38 years.  Mr. Connor was elected to the partnership in 1980 and from 1996 to 2008 he served as the Managing Partner of KPMG’s Denver office.  Mr. Connor earned his B.S. degree in accounting from the University of Colorado.

Mr. Connor is a member of the board of directors of Boulder, Colorado based Zayo Group LLC, a leading provider of bandwidth infrastructure and co-location services.  Mr. Connor is also a director of Centerra Gold, Inc., a Toronto based gold mining company.  Locally he serves on the University of Colorado Leeds School of Business advisory board and is a member of the Executive Board of the Denver Area Council of the Boy Scouts of America.

Paul M. Rady, Chairman and CEO, commented that, “Rick Connor has experience in technical accounting and auditing matters, knowledge of SEC filing requirements and experience with a variety of energy clients.  We believe his background and skill set make Rick very well-suited to serve as a member of our board of directors and as chairman of our audit committee.”

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional oil and liquids-rich natural gas properties primarily located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. Our website is located at www.anteroresources.com.

This release may include “forward-looking statements”.   Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012.

For more information, contact Michael Kennedy, VP - Finance, at (303) 357-6782 or mkennedy@anteroresources.com.